UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*

                          Five Star Quality Care, Inc.
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                    33832D106
                                 (CUSIP Number)

                                December 31, 2008
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 11 Pages

CUSIP No. 33832D106                 13G/A                  Page 2 of 11 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Highbridge International LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                 (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $10,000,000 principal amount of 3.75% Convertible
                    Senior Notes due 2026, convertible into 769,231
                    shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $10,000,000 principal amount of 3.75% Convertible
                    Senior Notes due 2026, convertible into 769,231
                    shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            $10,000,000 principal amount of 3.75% Convertible Senior Notes due 2026, convertible into 769,231 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            2.36%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            OO
-----------------------------------------------------------------------

CUSIP No. 33832D106                 13G/A                  Page 3 of 11 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Highbridge Convertible Arbitrage Master Fund, L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                 (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             0%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             PN
-----------------------------------------------------------------------

CUSIP No. 33832D106                 13G/A                  Page 4 of 11 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Highbridge Statistical Opportunities Master Fund, L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                 (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            PN
-----------------------------------------------------------------------

CUSIP No. 33832D106                 13G/A                  Page 5 of 11 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            STAR, L.P. (a statistical arbitrage strategy)
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                 (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
-----------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON (see instructions)
            PN
-----------------------------------------------------------------------

CUSIP No. 33832D106                 13G/A                  Page 6 of 11 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Highbridge Capital Management, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                 (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $10,000,000 principal amount of 3.75% Convertible
                    Senior Notes due 2026, convertible into 769,231
                    shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $10,000,000 principal amount of 3.75% Convertible
                    Senior Notes due 2026, convertible into 769,231
                    shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            $10,000,000 principal amount of 3.75% Convertible Senior Notes due 2026, convertible into 769,231 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            2.36%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            OO
-----------------------------------------------------------------------

CUSIP No. 33832D106                 13G/A                  Page 7 of 11 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Glenn Dubin
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                 (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $10,000,000 principal amount of 3.75% Convertible
                    Senior Notes due 2026, convertible into 769,231
                    shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $10,000,000 principal amount of 3.75% Convertible
                    Senior Notes due 2026, convertible into 769,231
                    shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            $10,000,000 principal amount of 3.75% Convertible Senior Notes due 2026, convertible into 769,231 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT
            IN ROW (9)
            2.36%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            IN
-----------------------------------------------------------------------

CUSIP No. 33832D106                 13G/A                  Page 8 of 11 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Henry Swieca
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                 (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $10,000,000 principal amount of 3.75% Convertible
                    Senior Notes due 2026, convertible into 769,231
                    shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $10,000,000 principal amount of 3.75% Convertible
                    Senior Notes due 2026, convertible into 769,231
                    shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            $10,000,000 principal amount of 3.75% Convertible Senior Notes due 2026, convertible into 769,231 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            2.36%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            IN
-----------------------------------------------------------------------

CUSIP No. 33832D106                 13G/A                  Page 9 of 11 Pages

This Amendment No. 2 (this "Amendment") amends the statement on Schedule 13G filed on July 27, 2007, as amended by Amendment No. 1 filed on January 23, 2008 (the "Original Schedule 13G" and the Original Schedule 13G as amended, the "Schedule 13G") with respect to the shares of common stock, par value $0.01 per share (the "Common Stock") of Five Star Quality Care, Inc., a Maryland corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates Items 4 and 5 in their entirety as set forth below.


Item 4.   Ownership

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a) Amount beneficially owned:

            As of the date of this filing, (i) Highbridge International LLC is the beneficial owner of $10,000,000 principal amount of 3.75% Convertible Senior Notes due 2026 (the "Notes"), convertible into 769,231 shares of Common Stock,
(ii) Highbridge Convertible Arbitrage Master Fund, L.P. no longer beneficially owns any shares of Common Stock, (iii) Highbridge Statistical Opportunities Master Fund, L.P. no longer beneficially owns any shares of Common Stock, (iv) STAR, L.P. (a statistical arbitrage strategy) no longer beneficially owns any shares of Common Stock and (v) each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may be deemed the beneficial owner of the $10,000,000 principal amount of Notes, convertible into 769,231 shares of Common Stock held by Highbridge International LLC.

            Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC, Highbridge Convertible Arbitrage Master Fund, L.P., Highbridge Statistical Opportunities Master Fund, L.P. and STAR, L.P. (a statistical arbitrage strategy). Glenn Dubin is the Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is the Chief Investment Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of Common Stock held by Highbridge International LLC.

            (b) Percent of class:

            The Company's Quarterly Report filed on Form 10-Q for the quarterly period ended September 30, 2008 indicates that as of November 6, 2008, there were 31,847,004 shares of Common Stock outstanding. Therefore, based on the Company's outstanding shares of Common Stock and assuming the conversion of the Notes, (i) Highbridge International LLC may be deemed to beneficially own 2.36% of the outstanding shares of Common Stock of the Company, (ii) Highbridge Convertible Arbitrage Master Fund, L.P. no longer beneficially owns any shares of Common Stock of the Company, (iii) Highbridge Statistical Opportunities Master Fund, L.P. no longer beneficially owns any shares of Common Stock of the Company, (iv) STAR, L.P. (a statistical arbitrage

CUSIP No. 33832D106                 13G/A                  Page 10 of 11 Pages


strategy) no longer beneficially owns any shares of Common Stock of the Company, and (v) each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may be deemed to beneficially own 2.36% of the outstanding shares of Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

            (c) Number of shares as to which such person has:

                (i)   Sole power to vote or to direct the vote

                      0

                (ii)  Shared power to vote or to direct the vote

                      See Item 4(a)

                (iii) Sole power to dispose or to direct the disposition of

                      0

                (iv) Shared power to dispose or to direct the disposition of

                      See Item 4(a)


Item 5.  Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

CUSIP No. 33832D106                 13G/A                  Page 11 of 11 Pages

                                   SIGNATURES

            After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 4, 2009

HIGHBRIDGE CAPITAL MANAGEMENT, LLC        HIGHBRIDGE INTERNATIONAL LLC

                                          By: Highbridge Capital Management, LLC
                                              its Trading Manager

By: /s/ John Oliva
    -----------------------------
Name: John Oliva                          By: /s/ John Oliva
Title: Managing Director                      ------------------------------
                                          Name: John Oliva
                                          Title: Managing Director

HIGHBRIDGE CONVERTIBLE ARBITRAGE          HIGHBRIDGE STATISTICAL OPPORTUNITIES
 MASTER FUND, L.P.                        MASTER FUND, L.P.

By: Highbridge Capital Management, LLC    By: Highbridge Capital Management, LLC
    its Trading Manager                       its Trading Manager


By: /s/ John Oliva                        By: /s/ John Oliva
    -----------------------------             ------------------------------
Name: John Oliva                          Name: John Oliva
Title: Managing Director                  Title: Managing Director
STAR, L.P.

By: Highbridge Capital Management, LLC
    its Trading Manager                   /s/ Glenn Dubin
                                          ----------------------------------
                                          GLENN DUBIN

By: /s/ John Oliva
    -----------------------------
Name: John Oliva
Title: Managing Director



/s/ Henry Swieca
-----------------------------
HENRY SWIECA